Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 Results

•	Net revenues declined 3.4% driven by unfavorable currency impacts; Organic Net Revenue[1] grew 3.7%, with balanced volume/mix and pricing
•

Diluted EPS was $0.63, down 10%, driven by prior year mark-to-market gains from derivatives and unfavorable currency impacts; Adjusted EPS[1] was $0.65, up 13% on a constant-currency basis driven by operating gains, share repurchases and lower taxes

•	Cash provided by operating activities was $465 million; Free Cash Flow[1] was $200 million
•	Return of capital to shareholders was $1 billion

DEERFIELD, Ill. – April 30, 2019 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its first quarter 2019 results.

“Our strong start to the year demonstrates clear progress against our plans to accelerate volume-led growth by adopting a more consumer-centric and agile mindset,” said Dirk Van de Put, Chairman and CEO. “We continue to see solid fundamentals in our categories and key markets, including good momentum in emerging markets. Our progress reinforces our confidence that the investments we are making behind our global and local brands, our sales capabilities and our innovation will deliver sustainable long-term growth and create value for our shareholders.”

Key Strategic Initiatives

The company made good progress against the strategies of accelerating consumer-centric growth, driving operational excellence and building a winning growth culture this quarter. Examples included:

•	Broader Snacking: After successful expansion in Europe, the company launched chocobakery in India under the Cadbury and Oreo brands

•	Investment in Global and Local Brands: Successful local adaptation of the global Oreo campaign in China alongside innovation on the local Pacific brand, entering the wafer segment

•	New Marketing Playbook: Visible in markets including Brazil where the successful Chew2Relax brand equity campaign drove Trident brand results and share gain

•	Agile Innovation: Entered into an adjacent category with PataMilka hazelnut spread in France in six months from idea to market

•	Expansion of Channels and Key Markets: In markets including South Central Europe, investments in route-to-market, A&C and price pack architecture changes led to strong performance

•	World-Class Supply Chain: Achieved greater efficiency, flexibility and quality in the North America Oreo supply chain enabling the strong brand growth in the U.S.

•	Sustainable Snacking: Accelerated the company’s sustainable cocoa sourcing commitment to cover 100% of chocolate globally by 2025, from over 40% today

•	Local First Culture: Implemented new commercial business unit structure with decision rights and focused incentives aligned with growth.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2019	% Chg vs PY	Q1 2019	Vol/Mix		Pricing
Quarter 1
Latin America	$800	(10.2)%	8.4%	(1.5	)pp	9.9	pp
Asia, Middle East & Africa	1,541	(0.1)	6.1	5.0		1.1
Europe	2,551	(5.7)	2.7	2.7		—
North America	1,646	1.2	0.5	(1.5)		2.0

Mondelēz International	$6,538	(3.4)%	3.7%	1.7pp		2.0	pp

Emerging Markets	$2,502	(3.2)%	8.4%
Developed Markets	$4,036	(3.5)%	0.8%

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q1 2019	vs PY (Rpt Fx)		Q1 2019	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 1
Gross Profit	$2,593	(9.0)%		$2,597	(2.6)%		4.5%
Gross Profit Margin	39.7%	(2.4	)pp	39.7%	0.3	pp

Operating Income	$1,036	(15.4)%		$1,094	(3.4)%		4.2%
Operating Income Margin	15.8%	(2.3	)pp	16.7%	—	pp

Net Earnings[2]	$914	(12.6)%		$952	1.0%		9.9%
Diluted EPS	$0.63	(10.0)%		$0.65	3.2%		12.7%

First Quarter Commentary

•	Net revenues declined 3.4 percent, driven by the impact of currency. Organic Net Revenue increased 3.7 percent, with balanced volume/mix and pricing.

•

Gross profit declined $256 million and margin decreased 240 basis points to 39.7 percent due to unfavorable year-over-year change in currency and commodity hedging activities. Adjusted Gross Profit increased $121 million at constant currency and margin increased 30 basis points to 39.7 percent, driven by operating leverage from volume growth, higher pricing and productivity partially offset by input cost increases.

•

Operating income declined $188 million and margin was 15.8 percent, down 230 basis points, due to unfavorable year-over-year change in currency and commodity hedging activities, partially offset by lower restructuring program costs. Adjusted Operating Income increased by $48 million at constant currency and margin was flat at 16.7 percent due to higher raw material costs and increased selling, general and administrative expenses related, in part, to increased investments in advertising and sales.

•

Diluted EPS was $0.63, down 10 percent, driven by unfavorable year-over-year change in mark-to-market impacts from currency and commodity derivatives and unfavorable currency translation, partially offset by lapping prior-year U.S. tax reform impact, lower restructuring program costs and higher Adjusted EPS.

•	Adjusted EPS was $0.65 and grew 13 percent on a constant-currency basis, driven primarily by operating gains, share repurchases and lower taxes.

•	Capital Return: The company returned approximately $1 billion to shareholders in common stock repurchases and cash dividends.

2019 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

The company continues to expect Organic Net Revenue growth of between 2 and 3 percent. The company maintains its outlook for Adjusted EPS growth of 3 to 5 percent on a constant-currency basis. The company estimates currency translation would decrease net revenue growth by approximately 3 percent3 with a negative $0.09 impact to Adjusted EPS3. In addition, the company continues to expect Free Cash Flow of approximately $2.8 billion.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2018 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on April 23, 2019.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “deliver,” “plan,” “estimate,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s strategies of accelerating consumer-centric growth, driving operational excellence and creating a winning growth culture; the company’s accounting for and the impact of U.S. tax reform; investments; the sale of a business in Middle East and Africa; value for the company’s shareholders; and the company’s outlook, including 2019 Organic Net Revenue growth, Adjusted EPS and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; competition; protection of the company’s reputation and brand image; the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Net revenues	$6,538	$6,765

Cost of sales	3,945	3,916

Gross profit	2,593	2,849
Gross profit margin	39.7%	42.1%

Selling, general and administrative expenses	1,493	1,527

Asset impairment and exit costs	20	54

Amortization of intangibles	44	44

Operating income	1,036	1,224
Operating income margin	15.8%	18.1%

Benefit plan non-service income	(17)	(13)

Interest and other expense, net	80	80

Earnings before income taxes	973	1,157

Provision for income taxes	(189)	(337)
Effective tax rate	19.4%	29.1%
Gain on equity method investment transaction	23	—
Equity method investment net earnings	113	232

Net earnings	920	1,052

Noncontrolling interest earnings	(6)	(6)

Net earnings attributable to Mondelēz International	$914	$1,046

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.63	$0.70

Diluted earnings per share attributable to Mondelēz International	$0.63	$0.70

Average shares outstanding:
Basic	1,449	1,489
Diluted	1,461	1,505

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$1,542	$1,100
Trade receivables	2,781	2,262
Other receivables	755	744
Inventories, net	2,620	2,592
Other current assets	841	906

Total current assets	8,539	7,604

Property, plant and equipment, net	8,520	8,482
Operating lease right of use assets	636	—
Goodwill	20,686	20,725
Intangible assets, net	17,958	18,002
Prepaid pension assets	138	132
Deferred income taxes	270	255
Equity method investments	7,004	7,123
Other assets	411	406

TOTAL ASSETS	$64,162	$62,729

LIABILITIES
Short-term borrowings	$4,065	$3,192
Current portion of long-term debt	2,918	2,648
Accounts payable	5,566	5,794
Accrued marketing	1,876	1,756
Accrued employment costs	568	701
Other current liabilities	2,728	2,646

Total current liabilities	17,721	16,737
Long-term debt	12,437	12,532
Long-term operating lease liabilities	470	—
Deferred income taxes	3,546	3,552
Accrued pension costs	1,124	1,221
Accrued postretirement health care costs	354	351
Other liabilities	2,601	2,623

TOTAL LIABILITIES	38,253	37,016
EQUITY
Common Stock	—	—
Additional paid-in capital	31,933	31,961
Retained earnings	24,954	24,491
Accumulated other comprehensive losses	(10,498)	(10,630)
Treasury stock	(20,561)	(20,185)

Total Mondelēz International Shareholders’ Equity	25,828	25,637
Noncontrolling interest	81	76

TOTAL EQUITY	25,909	25,713

TOTAL LIABILITIES AND EQUITY	$64,162	$62,729

	March 31, 2019	December 31, 2018	Incr/ (Decr)
Short-term borrowings	$4,065	$3,192	$873
Current portion of long-term debt	2,918	2,648	270
Long-term debt	12,437	12,532	(95)

Total Debt	19,420	18,372	1,048
Cash and cash equivalents	1,542	1,100	442

Net Debt (1)	$17,878	$17,272	$606

(1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$920	$1,052
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	258	207
Stock-based compensation expense	32	28
U.S. tax reform transition tax	—	94
Deferred income tax provision / (benefit)	2	77
Asset impairments and accelerated depreciation	5	28
Gain on equity method investment transaction	(23)	—
Equity method investment net earnings	(113)	(232)
Distributions from equity method investments	160	143
Other non-cash items, net	16	(14)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(570)	(413)
Inventories, net	(36)	(38)
Accounts payable	(139)	(144)
Other current assets	47	46
Other current liabilities	(45)	(317)
Change in pension and postretirement assets and liabilities, net	(49)	(110)

Net cash provided by/(used in) operating activities	465	407

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(265)	(284)
Proceeds from sale of property, plant and equipment and other assets	42	10

Net cash provided by/(used in) investing activities	(223)	(274)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	610	686
Repayments of commercial paper, maturities greater than 90 days	(1,549)	(433)
Net issuances of other short-term borrowings	1,815	1,016
Long-term debt proceeds	597	463
Long-term debt repaid	(403)	(738)
Repurchase of Common Stock	(646)	(527)
Dividends paid	(380)	(330)
Other	157	92

Net cash provided by/(used in) financing activities	201	229

Effect of exchange rate changes on cash and cash equivalents	(1)	7

Cash and cash equivalents:
Increase/(decrease)	442	369
Balance at beginning of period	1,100	761

Balance at end of period	$1,542	$1,130

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity and forecasted currency transaction derivative contracts; and incremental expenses related to the 2017 malware incident. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition as well as losses on debt extinguishment and related expenses; gain on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. tax reform discrete impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2019. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.

•

On December 13, 2018, the company announced an agreement to sell its Kraft-branded cheese business in Middle East and Africa (MEA) to Arla Foods of Denmark. The transaction is expected to close in 2019, subject to regulatory approvals. During the three months ended March 31, 2019, the company reversed $1 million of expenses accrued in the fourth quarter of 2018 that are no longer required.

•

On April 28, 2017, the company completed the sale of several manufacturing facilities in France and the sale or license of several local confectionery brands. During the three months ended March 31, 2018, the company reversed $3 million of accrued expenses no longer required.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. On a constant currency basis, the purchase added incremental net revenues of $20 million in the three months ended March 31, 2019.

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam in 2015, the company recorded integration costs of $1 million in the three months ended March 31, 2018.

Simplify to Grow Program

On September 6, 2018, the company’s Board of Directors approved an extension of the restructuring program through 2022, an increase of $1.3 billion in the program charges and an increase of $700 million in capital expenditures. The current restructuring program, as increased and extended by these actions, is now called the Simplify to Grow Program. The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $20 million in the three months ended March 31, 2019 and $52 million in the three months ended March 31, 2018 within asset impairment and exit costs. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $50 million in the three months ended March 31, 2019 and $62 million in the three months ended March 31, 2018.

Gain on equity method investment transaction

On July 9, 2018, Keurig Green Mountain, Inc. (“Keurig”) closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (NYSE: “KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with its shareholder loan receivable became a 13.8% investment in KDP. During the three months ended March 31, 2019, the company recognized a $23 million pre-tax gain related to the impact of a KDP acquisition that decreased the company’s ownership interest from 13.8% to 13.6%.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs, restructuring program costs and discrete U.S. tax reform impacts recorded by our JDE and KDP equity method investees.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $16 million in the three months ended March 31, 2019 and $206 million in the three months ended March 31, 2018.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. During the three months ended March 31, 2019, the company recorded a $2 million remeasurement loss within selling, general and administrative expenses related to the devaluation of the Argentinian peso denominated net monetary assets during the quarter.

Gain related to interest rate swaps

The company recognized a pre-tax gain of $14 million in the three months ended March 31, 2018, within interest and other expense, net related to certain forward-starting interest rate swaps for which the planned timing of the related forecasted debt was changed.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. The company incurred CEO transition remuneration of $3 million in the three months ended March 31, 2019 and $4 million in the three months ended March 31, 2018.

U.S. tax reform discrete impacts

On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions, including but not limited to a reduction in the U.S. federal tax rate from 35% to 21% as well as provisions that limit or eliminate various deductions or credits. The legislation also causes U.S. allocated expenses (e.g. interest and general administrative expense) to be taxed and imposes a new tax on U.S. cross-border payments. Furthermore, the legislation includes a one-time transition tax on accumulated foreign earnings and profits. While clarifying guidance was issued by the Internal Revenue Service (“IRS”) during 2018, further tax legislative guidance is expected during 2019.

During the three months ended March 31, 2018, the company recorded $89 million in discrete net tax costs primarily comprised of an increase to its transition tax liability of $94 million as a result of additional guidance issued by the Internal Revenue Service and various state taxing authorities, new state legislation enacted during the period and further refinement of various components of the underlying calculations.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2019 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2019 because the company is unable to predict the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2019 because the company is unable to predict the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2019 because the company is unable to predict the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA	Europe	North America		Mondelēz International
For the Three Months Ended March 31, 2019
Reported (GAAP)	$800		$1,541	$2,551	$1,646		$6,538
Acquisition	—		—	—	(20)		(20)
Currency	166		95	229	8		498

Organic (Non-GAAP)	$966		$1,636	$2,780	$1,634		$7,016

For the Three Months Ended March 31, 2018
Reported (GAAP)	$891		$1,542	$2,706	$1,626		$6,765
Divestitures	—		—	—	—		—

Organic (Non-GAAP)	$891		$1,542	$2,706	$1,626		$6,765

% Change
Reported (GAAP)	(10.2)%		(0.1)%	(5.7)%	1.2%		(3.4)%
Acquisition	— pp		— pp	— pp	(1.2	)pp	(0.3	)pp
Currency	18.6		6.2	8.4	0.5		7.4

Organic (Non-GAAP)	8.4%		6.1%	2.7%	0.5%		3.7%

Vol/Mix	(1.5	)pp	5.0 pp	2.7 pp	(1.5	)pp	1.7 pp
Pricing	9.9		1.1	—	2.0		2.0

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets		Mondelēz International
For the Three Months Ended March 31, 2019
Reported (GAAP)	$2,502	$4,036		$6,538
Acquisition	—	(20)		(20)
Currency	299	199		498

Organic (Non-GAAP)	$2,801	$4,215		$7,016

For the Three Months Ended March 31, 2018
Reported (GAAP)	$2,584	$4,181		$6,765
Divestitures	—	—		—

Organic (Non-GAAP)	$2,584	$4,181		$6,765

% Change
Reported (GAAP)	(3.2)%	(3.5)%		(3.4)%
Acquisition	— pp	(0.5	)pp	(0.3	)pp
Currency	11.6	4.8		7.4

Organic (Non-GAAP)	8.4%	0.8%		3.7%

Vol/Mix	4.3 pp	— pp		1.7 pp
Pricing	4.1	0.8		2.0

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,538	$2,593	39.7%	$1,036	15.8%
Simplify to Grow Program	—	21		70
Mark-to-market (gains)/losses from derivatives	—	(17)		(16)
Divestiture-related costs	—	—		(1)
Remeasurement of net monetary position	—	—		2
CEO transition remuneration	—	—		3

Adjusted (Non-GAAP)	$6,538	$2,597	39.7%	$1,094	16.7%

Currency		190		87

Adjusted @ Constant FX (Non-GAAP)		$2,787		$1,181

	For the Three Months Ended March 31, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,765	$2,849	42.1%	$1,224	18.1%
Simplify to Grow Program	—	23		114
Mark-to-market (gains)/losses from derivatives	—	(206)		(206)
Acquisition integration costs	—	—		1
Divestiture-related costs	—	—		(3)
CEO transition remuneration	—	—		4
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,765	$2,666	39.4%	$1,133	16.7%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(256)		$(188)
$ Change - Adjusted (Non-GAAP)		(69)		(39)
$ Change - Adjusted @ Constant FX (Non-GAAP)		121		48
% Change - Reported (GAAP)		(9.0)%		(15.4)%
% Change - Adjusted (Non-GAAP)		(2.6)%		(3.4)%
% Change - Adjusted @ Constant FX (Non-GAAP)		4.5%		4.2%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,036	$(17)	$80	$973	$189	19.4%	$(23)	$(113)	$6	$914	$0.63
Simplify to Grow Program	70	—	—	70	19		—	—	—	51	0.03
Mark-to-market (gains)/losses from derivatives	(16)	—	—	(16)	(3)		—	—	—	(13)	(0.01)
Divestiture-related costs	(1)	—	—	(1)	—		—	—	—	(1)	—
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
CEO transition remuneration	3	—	—	3	—		—	—	—	3	—
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(1)		—	—	—	1	—
Gain on equity method investment transaction	—	—	—	—	(5)		23	—	—	(18)	(0.01)
Equity method investee acquisition-related and other adjustments	—	—	—	—	4		—	(17)	—	13	0.01

Adjusted (Non-GAAP)	$1,094	$(17)	$80	$1,031	$203	19.7%	$—	$(130)	$6	$952	$0.65

Currency										83	0.06

Adjusted @ Constant FX (Non-GAAP)										$1,035	$0.71

Diluted Average Shares Outstanding											1,461

	For the Three Months Ended March 31, 2018
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,224	$(13)	$80	$1,157	$337	29.1%	$—	$(232)	$6	$1,046	$0.70
Simplify to Grow Program	114	—	—	114	30		—	—	—	84	0.06
Mark-to-market (gains)/losses from derivatives	(206)	—	—	(206)	(25)		—	—	—	(181)	(0.12)
Acquisition integration costs	1	—	—	1	—		—	—	—	1	—
Divestiture-related costs	(3)	—	—	(3)	(2)		—	—	—	(1)	—
CEO transition remuneration	4	—	—	4	1		—	—	—	3	—
(Gain)/loss related to interest rate swaps	—	—	14	(14)	(3)		—	—	—	(11)	(0.01)
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(89)		—	—	—	89	0.06
Equity method investee acquisition-related and other adjustments	—	—	—	—	(27)		—	113	—	(86)	(0.06)
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,133	$(13)	$94	$1,052	$222	21.1%	$—	$(119)	$6	$943	$0.63

Diluted Average Shares Outstanding											1,505

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.63	$0.70	$(0.07)	(10.0)%
Simplify to Grow Program	0.03	0.06	(0.03)
Mark-to-market (gains)/losses from derivatives	(0.01)	(0.12)	0.11
(Gain)/loss related to interest rate swaps	—	(0.01)	0.01
U.S. tax reform discrete net tax (benefit)/expense	—	0.06	(0.06)
Gain on equity method investment transaction	(0.01)	—	(0.01)
Equity method investee acquisition-related and other adjustments	0.01	(0.06)	0.07

Adjusted EPS (Non-GAAP)	$0.65	$0.63	$0.02	3.2%
Impact of unfavorable currency	0.06	—	0.06

Adjusted EPS @ Constant FX (Non-GAAP)	$0.71	$0.63	$0.08	12.7%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.04
VAT-related settlements			(0.02)
Change in interest and other expense, net			0.01
Increase in equity method investment net earnings			0.01
Change in income taxes			0.02
Change in shares outstanding			0.02

			$0.08

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2019
	Latin America		AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Mondelēz International
Net Revenue
Reported (GAAP)	$800		$1,541	$2,551	$1,646	$—	$—	$—	$6,538
Divestitures	—		—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$800		$1,541	$2,551	$1,646	$—	$—	$—	$6,538

Operating Income
Reported (GAAP)	$98		$256	$500	$319	$16	$(109)	$(44)	$1,036
Simplify to Grow Program	15		13	11	10	—	21	—	70
Mark-to-market (gains)/losses from derivatives	—		—	—	—	(16)	—	—	(16)
Divestiture-related costs	—		(1)	—	—	—	—	—	(1)
Remeasurement of net monetary position	2		—	—	—	—	—	—	2
CEO transition remuneration	—		—	—	—	—	3	—	3

Adjusted (Non-GAAP)	$115		$268	$511	$329	$—	$(85)	$(44)	$1,094
Currency	18		21	50	1	—	(1)	(2)	87

Adjusted @ Constant FX (Non-GAAP)	$133		$289	$561	$330	$—	$(86)	$(46)	$1,181

% Change - Reported (GAAP)	(22.2)%		12.3%	0.6%	16.0%	n/m	(70.3)%	0.0%	(15.4)%
% Change - Adjusted (Non-GAAP)	(30.3)%		8.5%	(1.7)%	8.2%	n/m	(44.1)%	0.0%	(3.4)%
% Change - Adjusted @ Constant FX (Non-GAAP)	(19.4)%		17.0%	7.9%	8.6%	n/m	(45.8)%	(4.5)%	4.2%

Operating Income Margin
Reported%	12.3%		16.6%	19.6%	19.4%				15.8%
Reported pp change	(1.8	)pp	1.8 pp	1.2 pp	2.5 pp				(2.3	)pp
Adjusted%	14.4%		17.4%	20.0%	20.0%				16.7%
Adjusted pp change	(4.1	)pp	1.4 pp	0.8 pp	1.3 pp				— pp

	For the Three Months Ended March 31, 2018
	Latin America		AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Mondelēz International
Net Revenue
Reported (GAAP)	$891		$1,542	$2,706	$1,626	$—	$—	$—	$6,765
Divestitures	—		—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$891		$1,542	$2,706	$1,626	$—	$—	$—	$6,765

Operating Income
Reported (GAAP)	$126		$228	$497	$275	$206	$(64)	$(44)	$1,224
Simplify to Grow Program	39		18	23	29	—	5	—	114
Mark-to-market (gains)/losses from derivatives	—		—	—	—	(206)	—	—	(206)
Acquisition integration costs	—		1	—	—	—	—	—	1
Divestiture-related costs	—		—	—	—	—	(3)	—	(3)
CEO transition remuneration	—		—	—	—	—	4	—	4
Rounding	—		—	—	—	—	(1)	—	(1)

Adjusted (Non-GAAP)	$165		$247	$520	$304	$—	$(59)	$(44)	$1,133

Operating Income Margin
Reported%	14.1%		14.8%	18.4%	16.9%				18.1%
Adjusted%	18.5%		16.0%	19.2%	18.7%				16.7%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

For the Three Months Ended March 31, 2019

Net Cash Provided by Operating Activities (GAAP)	$465
Capital Expenditures	(265)

Free Cash Flow (Non-GAAP)	$200